UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): February 28, 2017

BREKFORD CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-52719	20-4086662
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

7020 Dorsey Road
Hanover, Maryland 21076
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (443) 557-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

As previously reported on a Current Report on Form 8-K that was filed with the Securities and Exchange Commission, on February 7, 2017, Brekford Corporation (the “Company”) entered into a Contribution and Unit Purchase Agreement (the “Agreement”) with LB&B Associates Inc. (the “Purchaser”) and Global Public Safety, LLC (“GPS”).

The closing for the transaction set forth in the Agreement occurred on February 28, 2017 (the “Closing”) and on such date the Company contributed substantially all of the assets and certain liabilities related to its vehicle services business (the “Business”) to GPS. After the Closing, Brekford will continue to own and run other business operations that are not related to the Business.

On the Closing, GPS sold units representing 80.1% of the units of GPS to the Purchaser for $6,048,394, after certain purchase price adjustments of prepaid expenses and unbilled customer deposits. $4,048,394 was paid in cash, including a $250,000 deposit that was paid on February 6, 2017, and $2,000,000 was paid by Purchaser issuing the Company a promissory note (the “Promissory Note”). After the Closing, Brekford continues to own 19.9% of the units of GPS.

The Promissory Note is subordinated to the Purchaser’s senior lender and accrues interest at a rate of 3% per annum. The maturity date of the Promissory Note is March 31, 2022. The Promissory Note is to be repaid as follows: (a) $75,000 plus all accrued interest on each of September 30, 2017; December 31, 2017; March 31, 2018, June 30, 2018 and September 30, 2018 (or, in the event any such date is not a business day, the first business day after such date), (b) $100,000 plus all accrued interest on each of December 31, 2018; March 31, 2019; June 30, 2019 and September 30, 2019 (or, in the event any such date is not a business day, the first business day after such date) (c) $125,000 plus all accrued interest on each of December 31, 2019; March 31, 2020; June 30, 2020; September 30, 2020, December 31, 2020; March 31, 2021, June 31, 2021; September 30, 2021; and December 31, 2021 (or, in the event any such date is not a business day, the first business day after such date), and (d) $100,000 on March 31, 2022.

The Promissory Note is secured pursuant to the terms of a Pledge Agreement (the “Pledge Agreement”) between the Company and Purchaser. Pursuant to the Pledge Agreement the Purchaser granted the Company a continuing second priority lien and security interest in the Purchaser’s units of GPS subject to liens of the Purchaser’s senior lender.

Pursuant to the Agreement, the Company and GPS executed a Transition Services Agreement (the “Transition Services Agreement”). Pursuant to the Transition Services Agreement, the Company will perform certain support services to promote the efficient transition of the Business for the fees set forth in the Agreement.

In connection with the Agreement the Company entered into an Amended and Restated Limited Liability Company Agreement of Global Public Safety, LLC (the “LLC Agreement”). The LLC Agreement provides for the operations of GPS and provides that all limited liability company powers of the Company shall be exercised by and under the authority of the Board of Representatives except as otherwise provided by the LLC Agreement or applicable law. The initial number of representatives constituting the Board of Representatives is three, of which the Company appointed one member and if the number of Board of Representatives is increased the Company shall be able to appoint the number of members required to maintain 1/3 of the seats on the Board of Representatives.

Pursuant to a month-to-month sublease agreement between GPS and the Company, the Company will continue to occupy 3,362 square feet of office space, located at 7020 Dorsey Road, Suite C, Hanover, Maryland 21076.

The Company also entered into a Pre-Novation Agreement with GPS pursuant to which performance under certain contracts being assigned to GPS will be made while these contracts are being assigned to GPS. The Company will also enter into a Novation Agreement pursuant to which the government contracts being assigned to GPS will be transferred.

The foregoing information is a summary of the agreements described above, is not complete, and is qualified in its entirety by reference to the full text of the Agreement and the other agreements attached as exhibits to this Current Report on Form 8-K. Readers should review the Agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 8.01    Other Events

On March 1, 2017, Brekford Corporation (the “Company”) issued the press release annexed hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit

10.1	Contribution and Unit Purchase Agreement (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2017.)
10.2	Subordinated Promissory Note issued to Brekford Corp.
10.3	Pledge Agreement by LB&B Associates Inc. in favor of Brekford Corp.
10.4	Transition Services Agreement between Brekford Corp. and Global Public Safety, LLC
10.5	Sublease Agreement between Global Public Safety, LLC and Brekford Corp.
10.6	Amended and Restated Limited Liability Company Agreement.
99.1	Press release, dated March 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREKFORD CORPORATION

Date: March 6, 2017	By:	/s/ Rodney Hillman
Name Rodney Hillman
Title President and Chief Operating Officer

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